ADDITION OF THE
       KOPP EMERGING GROWTH FUND CLASS C SHARES
                        TO THE
        FUND ADMINISTRATION SERVICING AGREEMENT
                        Between
                   KOPP FUNDS, INC.
                          and
           FIRSTAR MUTUAL FUND SERVICES, LLC
                 Dated October 1, 1997


WHEREAS, the above parties have entered into a Fund
Administration Servicing Agreement (the "Agreement") whereby Firstar Mutual Fund Services ("FMFS") has agreed to provide administration services to Kopp
Funds, Inc. (the "Corporation"); and

WHEREAS, the parties would like to add Kopp Emerging
Growth Fund Class C Shares ("Class C") to the
Agreement;

NOW THEREFORE, the Corporation and FMFS agree to add
Class C to the Agreement and compensation for the addition of Class C is detailed on the following schedule.

Dated this 31st day of December, 1998.


KOPP FUNDS, INC.              FIRSTAR MUTUAL FUND SERVICES


BY:  /s/ Kathleen Tillotson   BY:  /s/ Joe Neuberger
     ----------------------        -----------------

          Fund Administration and Compliance
         Annual Fee Schedule - Domestic Funds




          Separate Series of Kopp Funds, Inc.


           Name of Series               Date Added

        Emerging Growth Fund
             Class A                    October 1, 1997
             Class I                    October 1, 1997
             Class C                    December 31, 1998


Annual fee based upon average net fund assets per class
           7 basis points on the first $200 million
           5 basis points on the next $400 million
           3 basis points on the balance
           Minimum annual fee:   $30,000 first fund
                                 $20,000 /fund next three funds
                                 $15,000 /fund additional funds

Plus out-of-pocket expense reimbursements, including but not limited to:
           Postage
           Programming*
           Stationery
           Proxies*
           Retention of records*
           Special reports*
           Federal and state regulatory filing fees
           Certain insurance premiums
           Expenses from board of directors meetings
           Auditing and legal expenses*

           * If in excess of $1,000 in any month, such expenses must be pre-approved by the Company.

Fees and out-of-pocket expense reimbursements are billed monthly.